Exhibit 10.27

Confidential

[Date]
[Name]
[Address]

Dear [Name]

On behalf of Alma Lasers Ltd. (“Alma Lasers”), I am pleased to inform you that Alma Lasers’ Board of Directors (the “Board”) is interested in having you serve as a member. Subject to all necessary Board and stockholder action, Alma Lasers is prepared to offer you the compensation described below in exchange for your performance of certain duties as a director. The Board is also interested in having you serve as a member of certain of its committees. A decision regarding your appointment or nomination to such committees will take place concurrently with the Board’s decision regarding your appointment or nomination to the Board. This letter supersedes all previous correspondence between us regarding this position.

If elected as a member of the Board, you will receive $7,500 per meeting for up to four (4) in-person Board meetings that you attend, or $3,750 is you attend that meeting via teleconference. You may also be asked on occasion to participate in other Board conference calls or activities without any additional compensation. In addition, for so long as you are a member of the Board, Alma Lasers will reimburse you for your reasonable out-of-pocket expenses, including reasonable travel and living expenses, incurred in attending Alma Lasers Board meetings and committee meetings and in carrying out your duties as a director or committee member. Alma Lasers has directors and officers insurance containing customary terms and coverage.

We expect that you will [not] have any Committee Chairperson responsibilities, and that you will be a member of the [     ] Committee. For your information, these are the Chairperson compensations for the three (3) different committees. Also please note that TA Associates’ board members waive these retainers, and Alma Lasers expects a TA representative to Chair the Compensation and Nominating/Governance Committees for the foreseeable future.

•	Audit Committee Chair annual retainer: $20,000

•	Compensation Committee Chair annual retainer: $10,000

•	Nominating/Governance Committee Chair annual retainer: $5,000

In addition, you will be granted options to purchase 600,000 shares of Alma Lasers’ Ordinary Stock on the date of grant, as determined by the Board. These options will vest over a 4 year period based on your continued service on the Board. The options will be granted under and pursuant to the terms of our Alma Lasers’ 2007 Share Option and Grant Plan (the “Plan”). The vesting schedule features a “cliff” after one year, and monthly vesting thereafter.

This offer is subject to Alma’s performing a satisfactory reference checks that you will provide, and upon your receiving approval to perform these duties by your current employer.

You understand that, if elected, you will serve on the board [and certain committees] at the pleasure of the other members of the Board and the stockholders of Alma Lasers and that your duties are subject to change at any time without notice.

On behalf of Alma Laser, we are excited about the possibility of having you join us at this key juncture in our growth and development.

Sincerely,

Chief Executive Officer

The undersigned hereby accepts the offer described in this letter.

[Name]	Date